Exhibit 99.1

Immediate Release
Contact: Patrick Nolan
248.754.0884

BorgWarner Reports Strong Second Quarter 2026 Results
Increases 2026 Adjusted EPS Guidance and Share Repurchase Authorization By $1 Billion
Announces 7 Awards Across Portfolio to Support Long-Term Profitable Growth

Auburn Hills, Michigan, August 5, 2026 – BorgWarner Inc. (NYSE: BWA) today reported second quarter results for 2026.

Second Quarter Results and Business Update
•BorgWarner’s (the “Company”) U.S. GAAP net sales increased approximately 0.3%, while organic net sales decreased approximately 1.2%, year-over-year compared with the second quarter of 2025. Excluding the decline in Battery Energy Systems segment sales of approximately $60 million, the Company’s organic net sales were up modestly year-over-year.
•The Company achieved a U.S. GAAP operating margin of 10.1% during the second quarter of 2026, or an increase of 220 basis points, compared with the second quarter of 2025. The Company achieved an adjusted operating margin of 11.3%, or an increase of 100 basis points, compared with the second quarter of 2025. The Company’s continued focus on cost controls allowed it to deliver strong performance despite a lower industry production environment.
•The Company repurchased approximately $100 million of its outstanding shares and paid a $34 million cash dividend to its shareholders during the second quarter of 2026.
•The Company’s Board of Directors authorized an increase to its share repurchase program of $1 billion, bringing the Company’s total authorization to approximately $1.35 billion, which is intended to allow management to repurchase the Company’s outstanding shares through 2029.
•The Company continued to make progress in its product readiness across its portfolio offerings for the data center and industrial markets. The Company plans to increase 2026 R&D spending to accelerate these future growth opportunities.

New Business Awards Across Portfolio
The Company secured multiple new business awards that are expected to support its long-term profitable growth, including the following:
•New eTurbo award with a major European OEM for an advanced hybrid passenger car application. Production is expected to begin in 2029.
•Torque-on-demand with mechanical lock transfer case award with a Chinese OEM for a newly developed, full-size SUV. Production is expected to begin in the fourth quarter of 2026.
•Two variable cam timing awards. These include a conquest award with a major Chinese OEM and a program life extension award with a leading European premium OEM. Production is expected to begin in 2026 and 2027, respectively.
•Integrated Drive Modules (iDM) award with a global OEM. This program utilizes the Company’s next-generation iDM technology, setting a new benchmark in performance, efficiency and system integration. Production is expected to begin in 2027.

•Two high-volume inverter extension awards with a major European OEM for plug-in hybrid and 800V battery-electric vehicles. Production is expected to begin in 2029.

Second Quarter Highlights:
•U.S. GAAP net sales of $3,648 million, an increase of approximately 0.3% compared with the second quarter of 2025.
◦Excluding the impact of foreign currencies, organic net sales decreased 1.2% compared with the second quarter of 2025.
•U.S. GAAP net earnings of $1.34 per diluted share.
◦Excluding $0.08 of net losses per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $1.42 per diluted share, an increase of 17.4% compared with the second quarter of 2025.
•U.S. GAAP operating income of $370 million, or 10.1% of net sales.
◦ Excluding $43 million of pretax expenses related to non-comparable items, adjusted operating income was $413 million, or 11.3% of net sales.
•Net cash provided by operating activities of $586 million.
◦ Free cash flow of $492 million.
Financial Results:
The Company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share. The non-comparable items presented below are calculated after tax using the corresponding effective tax rate discrete to each item and the weighted average number of diluted shares for the periods presented. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations and other gains and losses not reflective of the Company’s ongoing operations and related tax effects.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Earnings per diluted share	$1.34	$1.03	$2.50	$1.75

Non-comparable items:
Restructuring expense	0.07	0.06	0.13	0.17
Accelerated depreciation	0.03	0.08	0.03	0.08
Adjustments associated with Spin-Off related balances	—	0.01	0.01	(0.01)
Impairment charges	—	0.01	—	0.16
Write-off of customer incentive asset	—	0.03	—	0.03
Costs to exit charging business	—	0.02	—	0.13
Chief Executive Officer ("CEO") transition compensation	—	0.03	—	0.03
Loss on sale of assets	—	0.02	—	0.02
Merger and acquisition expense, net	—	—	(0.01)	0.01
Unrealized gain on equity securities	(0.02)	—	(0.01)	—
Tax adjustments	(0.01)	(0.08)	—	(0.06)
Other non-comparable items	0.01	—	0.01	0.01
Adjusted earnings per diluted share	$1.42	$1.21	$2.66	$2.32

Net sales were $3,648 million for the second quarter of 2026, an increase of approximately 0.3% compared with the second quarter of 2025. This increase was due to stronger foreign currencies compared to the U.S. dollar, partially offset by declining market production volumes and lower Battery Energy Systems segment sales. Net earnings for the second quarter of 2026 were $277 million, compared with net earnings of $224 million for the second quarter of 2025. Net earnings per share for the second quarter of 2026 were $1.34 per diluted share, up 30.1% from $1.03 per diluted share for the second quarter of 2025. Adjusted net earnings per diluted share for the second quarter of 2026 were $1.42, up 17.4% from adjusted net earnings per diluted share of $1.21 for the second quarter of 2025. Adjusted net earnings for the second quarter of 2026 excluded net non-comparable items of $(0.08) per diluted share, while adjusted net earnings for the second quarter of 2025 excluded net non-comparable items of $(0.18) per diluted share. These and other non-comparable items are listed in the table above, which is provided by the Company for comparison with other results and the most directly comparable U.S. GAAP measures. The increase in adjusted net earnings per diluted share was primarily due to higher adjusted operating income and the impact of a lower share count as a result of 2025 and 2026 share repurchases.

Full Year 2026 Guidance Update: The Company increased its 2026 full year adjusted earnings per share guidance, while maintaining its sales, adjusted operating margin and cash flow expectations.
At the mid-point of its 2026 guidance, the Company expects to deliver another year of adjusted operating margin improvement and adjusted earnings per share growth despite the Company’s expectation that its weighted light vehicle markets will be down 3% to approximately flat and a decline in the Company’s Battery Energy Systems segment sales. Net sales are expected to be in the range of $14.0 billion to $14.3 billion in 2026, compared with 2025 net sales of approximately $14.3 billion. The Company’s net sales guidance implies a year-over-year change in organic net sales of down 3.5% to down 1.5%. The Company’s net sales guidance includes an expected year-over-year sales decline of approximately $250 million in the Company’s Battery Energy Systems segment, which represents approximately a 1.7% headwind to organic net sales growth in 2026. Foreign currencies are expected to result in a year-over-year increase in sales of approximately $175 million primarily due to the strengthening of the Euro and Chinese Renminbi against the U.S. dollar.

U.S. GAAP operating margin is expected to be in the range of 9.6% to 9.8% in 2026. Excluding the impact of non-comparable items and the add back of intangible asset amortization expense, adjusted operating margin is expected to be in the range of 10.7% to 10.9%. U.S. GAAP net earnings are expected to be within the range of $4.72 to $4.94 per diluted share. Excluding the impact of non-comparable items, adjusted net earnings are expected to be in the range of $5.05 to $5.30 per diluted share, compared to the Company’s previous adjusted net earnings range of $5.00 to $5.20 per diluted share. The increase is due to the impact of the Company’s share repurchases during the first half of 2026. Full year operating cash flow is expected to be in the range of $1,600 million to $1,700 million, while free cash flow is expected to be in the range of $900 million to $1,100 million.

At 9:30 a.m. ET today, a brief conference call concerning second quarter 2026 results and full year guidance will be webcast at: https://www.borgwarner.com/investors. Additionally, an earnings call presentation will be available at https://www.borgwarner.com/investors.

For more than 130 years, BorgWarner has been a transformative global product leader bringing successful mobility innovation to market. With a focus on sustainability, we’re helping to build a cleaner, healthier, safer future for all.

# # #

Forward Looking Statements: This release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact, contained or incorporated by reference in this release that we expect or anticipate will or may occur in the future regarding our financial position, including our guidance for full year 2026, our business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and profitable growth of our business and operations, plans, references to future success, including the anticipated benefits of increased investments in research and development, our new business awards and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Critical Accounting Policies and Estimates” in Item 7 of our most recently filed Annual Report on Form 10-K (“Form 10-K”), are inherently forward-looking. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: the success of our portfolio strategy; supply disruptions impacting us or our customers, commodity availability and pricing and an inability to achieve expected levels of recoverability in commercial negotiations with customers concerning these costs; conditions in the automotive industry; competitive challenges from existing and new competitors, including original equipment manufacturer (“OEM”) customers; the challenges associated with rapidly changing technologies, including artificial intelligence, and our ability to innovate in response; the difficulty in forecasting demand for electric vehicles and our electric vehicles revenue growth; potential future changes in laws and regulations, including, by way of example, taxes and tariffs, in the countries in which we operate; potential disruptions in the global economy caused by wars or other geopolitical conflicts; the ability to identify targets and consummate acquisitions on acceptable terms; failure to realize the expected benefits of acquisitions on a timely basis; the possibility that our 2023 tax-free spin-off of our former Fuel Systems and Aftermarket segments into a separate publicly traded company will not achieve its intended tax benefits; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to the acquired businesses; impacts of our exit of the charging business; our dependence on automotive and truck production, which is highly cyclical and subject to disruptions; our reliance on major OEM customers; impacts of any future strikes involving any of our OEM customers and any actions such OEM customers take in response; fluctuations in interest rates and foreign currency exchange rates; our dependence on information systems; the uncertainty of the global economic environment; the uncertainty surrounding global trade policies, including tariffs (and any potential refund recovery of tariffs imposed under the International Emergency Economic Powers Act) and export restrictions and their impact on the Company, its customers and its suppliers; the outcome of existing or any future legal proceedings, including litigation with respect to various claims, or governmental investigations, including related litigation; impacts from any potential future acquisition or disposition transactions; and the other risks discussed in reports that we file with the Securities and Exchange Commission, including in Item 1A. “Risk Factors” in our most recently filed Form 10-K and/or Quarterly Report on Form 10-Q. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$3,648	$3,638	$7,181	$7,153
Cost of sales	2,927	2,998	5,783	5,874
Gross profit	721	640	1,398	1,279
Gross margin	19.8%	17.6%	19.5%	17.9%

Selling, general and administrative expenses	331	317	659	632
Restructuring expense	21	17	39	48
Other operating (income) expense, net	(1)	14	(6)	31
Impairment charges	—	3	—	42
Operating income	370	289	706	526

Equity in affiliates’ earnings, net of tax	(10)	(8)	(16)	(18)
Unrealized gain on equity securities	(4)	(1)	(3)	(1)
Interest expense, net	10	12	21	24
Other postretirement expense	2	2	4	5
Earnings before income taxes and noncontrolling interest	372	284	700	516

Provision for income taxes	81	52	154	113
Net earnings	291	232	546	403
Net earnings attributable to noncontrolling interest	14	8	27	22
Net earnings attributable to BorgWarner Inc.	$277	$224	$519	$381

Earnings per share attributable to BorgWarner Inc. — diluted	$1.34	$1.03	$2.50	$1.75

Weighted average shares outstanding:
Basic	203.0	216.3	204.2	216.7
Diluted	206.3	218.2	207.3	218.1

BorgWarner Inc.
Net Sales by Reportable Segment (Unaudited)
(in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Turbos & Thermal Technologies	$1,442	$1,481	$2,875	$2,935
Drivetrain & Morse Systems	1,455	1,429	2,877	2,790
PowerDrive Systems	665	581	1,252	1,142
Battery Energy Systems	100	159	202	309
Inter-segment eliminations	(14)	(12)	(25)	(23)
Net sales	$3,648	$3,638	$7,181	$7,153

Segment Adjusted Operating Income (Loss) (Unaudited)
(in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Turbos & Thermal Technologies	$225	$227	$439	$462
Drivetrain & Morse Systems	277	260	537	503
PowerDrive Systems	(29)	(33)	(65)	(76)
Battery Energy Systems	(2)	(12)	(4)	(34)
Segment Adjusted Operating Income	471	442	907	855
Corporate, including stock-based compensation	58	69	122	130
Restructuring expense	21	17	39	48
Intangible asset amortization expense	14	16	30	33
Accelerated depreciation	7	21	9	21
Adjustments associated with Spin-Off related balances	(1)	2	1	(1)
Impairment charges	—	3	—	42
Write-off of customer incentive asset	—	7	—	7
Costs to exit charging business	—	6	—	32
Chief Executive Officer ("CEO") transition compensation	—	6	—	6
Loss on sale of assets	—	5	—	5
Loss on sale of businesses	—	—	—	1
Merger and acquisition expense, net	—	—	(2)	2
Other non-comparable items	2	1	2	3
Equity in affiliates’ earnings, net of tax	(10)	(8)	(16)	(18)
Unrealized gain on equity securities	(4)	(1)	(3)	(1)
Interest expense, net	10	12	21	24
Other postretirement expense	2	2	4	5
Earnings before income taxes and noncontrolling interest	$372	$284	$700	$516
Provision for income taxes	81	52	154	113
Net earnings	291	232	546	403
Net earnings attributable to noncontrolling interest	14	8	27	22
Net earnings attributable to BorgWarner Inc.	$277	$224	$519	$381

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)

	June 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$2,448	$2,313
Receivables, net	3,056	2,962
Inventories	1,232	1,207
Prepayments and other current assets	352	313
Total current assets	7,088	6,795

Property, plant and equipment, net	3,220	3,330
Other non-current assets	3,626	3,644
Total assets	$13,934	$13,769

LIABILITIES AND EQUITY
Short-term debt	$5	$5
Accounts payable	2,138	1,996
Other current liabilities	1,190	1,281
Total current liabilities	3,333	3,282

Long-term debt	3,863	3,894
Other non-current liabilities:	940	979
Total liabilities	8,136	8,155

Total BorgWarner Inc. stockholders’ equity	5,621	5,442
Noncontrolling interest	177	172
Total equity	5,798	5,614
Total liabilities and equity	$13,934	$13,769

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Six Months Ended June 30,
	2026	2025
OPERATING ACTIVITIES
Net cash provided by operating activities	$738	$661
INVESTING ACTIVITIES
Capital expenditures, including tooling outlays	(239)	(196)
Customer advances related to capital expenditures	6	7
Proceeds from settlement of net investment hedges, net	9	8
Payments for investments in equity securities	(2)	—
Proceeds from the sale of business, net	—	7
Proceeds from asset disposals and other, net	1	16
Net cash used in investing activities	(225)	(158)
FINANCING ACTIVITIES
Payments of notes payable	—	(5)
Repayments of debt, including current portion	(3)	(403)
Payments for purchase of treasury stock	(250)	(108)
Payments for excise tax on purchase of treasury stock	(5)	—
Payments for stock-based compensation items	(28)	(18)
Payment for business acquired, net of cash acquired	(3)	—
Payments for contingent consideration	—	(4)
Dividends paid to BorgWarner stockholders	(69)	(48)
Dividends paid to noncontrolling stockholders	(10)	(20)
Net cash used in financing activities	(368)	(606)
Effect of exchange rate changes on cash	(10)	50
Net increase (decrease) in cash and cash equivalents	135	(53)
Cash and cash equivalents at beginning of year	2,313	2,094
Cash, cash equivalents and restricted cash at end of period	$2,448	$2,041

Supplemental Information (Unaudited)
(in millions)
	Six Months Ended June 30,
	2026	2025
Depreciation and tooling amortization	$264	$301
Intangible asset amortization	$30	$33

Non-GAAP Financial Measures
This press release contains information about the Company’s financial results that is not presented in accordance with U.S. GAAP. Such non-GAAP financial measures are reconciled to their closest U.S. GAAP financial measures below and in the Financial Results table above. The provision of these comparable U.S. GAAP financial measures for 2026 is not intended to indicate that the Company is explicitly or implicitly providing projections on those U.S. GAAP financial measures and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors and banking institutions in their analyses of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any U.S. GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by the Company may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Income and Adjusted Operating Margin
The Company defines adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, intangible asset amortization expense, other net expenses, discontinued operations and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by net sales.

Adjusted Net Earnings
The Company defines adjusted net earnings as net earnings attributable to the Company, adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations and other gains and losses not reflective of the Company’s ongoing operations and related tax effects. The impact of intangible asset amortization expense continues to be included in adjusted net earnings.

Adjusted Earnings per Diluted Share
The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations and other gains and losses not reflective of the Company’s ongoing operations and related tax effects. The impact of intangible asset amortization expense continues to be included in adjusted earnings per share.

Free Cash Flow
The Company defines free cash flow as net cash provided by operating activities minus capital expenditures, net of customer advances related to capital expenditures. The Company believes this measure is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

Organic Net Sales Change
The Company defines organic net sales changes as net sales change year-over-year excluding the estimated impact of foreign exchange (“FX”) and net mergers, acquisitions and divestitures.

Adjusted Operating Income and Adjusted Operating Margin (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Net sales	$3,648	$3,638	$7,181	$7,153

Operating income	$370	$289	$706	$526
Operating margin	10.1%	7.9%	9.8%	7.4%

Non-comparable items:
Restructuring expense	$21	$17	$39	$48
Intangible asset amortization expense	14	16	30	33
Accelerated depreciation	7	21	9	21
Adjustments associated with Spin-Off related balances	(1)	2	1	(1)
Impairment charges	—	3	—	42
Costs to exit charging business	—	6	—	32
Chief Executive Officer ("CEO") transition compensation	—	6	—	6
Write-off of customer incentive asset	—	7	—	7
Loss on sale of assets	—	5	—	5
Loss on sale of businesses	—	—	—	1
Merger and acquisition expense, net	—	—	(2)	2
Other non-comparable items	2	1	2	3
Adjusted operating income	$413	$373	$785	$725
Adjusted operating margin	11.3%	10.3%	10.9%	10.1%

Free Cash Flow Reconciliation (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Net cash provided by operating activities	$586	$579	$738	$661
Capital expenditures, including tooling outlays	(96)	(77)	(239)	(196)
Customer advances related to capital expenditures	2	5	6	7
Free cash flow	$492	$507	$505	$472

Second Quarter 2026 Organic Net Sales Change (Unaudited)
(in millions)	Q2 2025 Net Sales	FX	Organic Net Sales Change	Q2 2026 Net Sales	Organic Net Sales Change %
Turbos & Thermal Technologies	$1,481	$24	$(63)	$1,442	(4.3)%
Drivetrain & Morse Systems	1,429	11	15	1,455	1.0%
PowerDrive Systems	581	16	68	665	11.7%
Battery Energy Systems	159	3	(62)	100	(39.0)%
Inter-segment eliminations	(12)	—	(2)	(14)	16.7%
Net sales	$3,638	$54	$(44)	$3,648	(1.2)%

Year to Date 2026 Organic Net Sales Change (Unaudited)
(in millions)	Q2 2025 YTD Net Sales	FX	Organic Net Sales Change	Q2 2026 YTD Net Sales	Organic Net Sales Change %
Turbos & Thermal Technologies	$2,935	$105	$(165)	$2,875	(5.6)%
Drivetrain & Morse Systems	2,790	60	27	2,877	1.0%
PowerDrive Systems	1,142	47	63	1,252	5.5%
Battery Energy Systems	309	9	(116)	202	(37.5)%
Inter-segment eliminations	(23)	—	(2)	(25)	8.7%
Total	$7,153	$221	$(193)	$7,181	(2.7)%

Adjusted Operating Income and Adjusted Operating Margin Guidance Reconciliation (Unaudited)
	Full Year 2026 Guidance
(in millions)	Low	High
Net sales	$14,000	$14,300

Operating income	$1,343	$1,398
Operating margin	9.6%	9.8%

Non-comparable items:
Restructuring expense	$90	$100
Intangible asset amortization	57	57
Accelerated depreciation	9	9
Adjustment associated with Spin-Off related balances	1	1
Merger and acquisition expense, net	(2)	(2)
Other non-comparable items	2	2
Adjusted operating income	$1,500	$1,565
Adjusted operating margin	10.7%	10.9%

Adjusted Earnings Per Diluted Share Guidance Reconciliation (Unaudited)
	Full Year 2026 Guidance
	Low	High
Earnings per Diluted Share	$4.72	$4.94

Non-comparable items:
Restructuring expense	$0.30	$0.33
Accelerated depreciation	0.03	0.03
Adjustment associated with Spin-Off related balances	0.01	0.01
Unrealized gain on equity securities	(0.01)	(0.01)
Merger and acquisition expense, net	(0.01)	(0.01)
Other non-comparable items	0.01	0.01
Adjusted Earnings per Diluted Share	$5.05	$5.30

Free Cash Flow Guidance Reconciliation (Unaudited)
	Full Year 2026 Guidance
(in millions)	Low	High
Net cash provided by operating activities	$1,600	$1,700
Capital expenditures, including tooling outlays	(700)	(600)
Free cash flow	$900	$1,100

Full Year 2026 Organic Net Sales Change Guidance Reconciliation (Unaudited)

(in millions)	FY 2025 Net Sales	FX	Battery Energy Systems (“BES”) Sales Change	Organic Net Sales Change	FY 2026 Net Sales	Organic Net Sales Change Excluding BES %	Organic Net Sales Change Including BES %	BorgWarner LV Weighted Market %
Low	$14,316	$175	$(250)	$(241)	$14,000	(1.7)%	(3.4)%	(3.0)%
High	$14,316	$175	$(250)	$59	$14,300	0.4%	(1.3)%	—%

Full Year 2026 Estimated Year-Over-Year Change in Production (Unaudited)

	North America	Europe	China	Total	BorgWarner Weighted Total
Light vehicle	(2.5)% to 1.5%	(2)% to 1%	(7)% to (4)%	(3)% to (1)%	(3)% to 0%